Allegro Signs Letter of Intent to Sell Biodiesel Plant

LOS ANGELES -- Allegro Biodiesel Corporation (OTC: ABDS) (“Allegro”, or the “Company”) has signed a letter of intent with an investor group to sell 100% of its limited liability interests (the “Transaction”) in Vanguard Synfuels, LLC (“Vanguard”). The Transaction is subject to negotiation of definitive agreements, necessary corporate approvals as well as certain other closing conditions.

Allegro, like other biodiesel plants in the United States, has not had any relief from commodity prices over the last several months. It is still unprofitable to produce biodiesel from soybean oil, and as a result, the U.S. biodiesel industry is suffering significant distress. Consequently, many biodiesel plants in the United States are shutting down, seeking strategic alternatives or pursuing a sale. Furthermore, the Company has been involved in several negotiations with investor groups with limited success. None of the bidders have provided the necessary proof of funds that would be required to close a transaction. After facing these difficulties, Allegro has decided to sell its Louisiana assets and re-orient its strategy.

The Company will continue as a non-operating entity, retaining its equity investment in Community Power Corporation (“CPC”), the note receivable from CPC, and the claims it has against the Escrow Agreement that was created when the Company originally acquired Vanguard in September 2006. Thus, Allegro will have enough funds and assets to develop a new corporate strategy.

Allegro expects to close the transaction by June 30, 2008. The complete terms of the transaction will be detailed in Allegro’s Form 8-K to be filed with the SEC by May 22, 2008.

About Allegro Biodiesel Corporation
Allegro Biodiesel Corporation is a producer and distributor of biodiesel fuel. Allegro operates a production facility located in Pollock, Louisiana that uses renewable agricultural-based feedstock to produce biodiesel. Allegro began sales in April 2006, becoming the first operational biodiesel producer in the state of Louisiana. For more information, click here or visit the company's website at www.allegrobiodiesel.com.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that this press release discusses expectations about market conditions, market acceptance, future sales, future financial performance, future disclosures, or otherwise statements about the future, such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks associated our ability to obtain financing to fund our operations, the continued high price of commodities used by us to produce biodiesel, our performance and efficiency in producing biodiesel, and other risk factors discussed in the Risk Factors, Business Description and Management's Discussion and Analysis sections of our Registration Statement on Form SB-2, which was declared effective by the SEC on June 13, 2007, our Annual Report on Form 10-KSB for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K.

Contact:
Tel: (310) 670-2093
Fax: (310) 670-4107
E-mail: info@allegrobio.com